Exhibit 10.26

CORVAL GROUP'"

Corval Group, Inc.

1633 Eustis Street

Saint Paul, MN 55116

Chris Daniel

CEO

East Fork Biodiesel, LLC

P.O. Box 21

Algona, Iowa 50511

Dear Mr. Daniel,

It is our understanding that East Fork Biodiesel, LLC ("EFB") desires to retain the services of Corval Group, Inc. ("CVG") to act as its advisor for the purpose of providing EFB with financial, business plan, and technology advisory services.

This letter agreement (lithe Agreement") is intended to serve as our agreement to provide the services outlined herein, to the extent requested by EFB, effective August 25, 2009.

1.	General Advisory Consulting Services

As an external consultant, CVG will provide the following advisory services to the extent requested by EFB and as agreed upon by CVG:

a)	Review and analyze EFB's current financial situation, foreclosure status, and reorganization options and develop a plan to address EFB's financial situation;
b)	Negotiate with all creditors including Banks, Utilities, Suppliers, and other secured and unsecured creditors / lenders;
c)

Working with EFB's Work-Out Committee, CVG will develop a business plan that will incorporate a risk management strategy, multi-feed stock capabilities, and an appropriately revised management structure and financial plan;

d)	Develop strategic partnerships that will enable EFB to enter into contracts to buy soy oil and other less expensive feed stocks, including crude corn oil from ethanol producers, going forward;
e)	Identify appropriate equipment that will enable EFB to process corn oil and other high Free Fatty Acid ("FFA") fats and oils into ASTM Biodiesel;
f)

Assist in the preparation of business summaries, private placement memorandums, and investment packages as needed to raise additional capital and/or create merger and/or acquisition opportunities for EFB;

g)	Assist in obtaining new credit facilities;
h)	Assist in raising new equity capital.

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2.	Fees

In consideration of CVG's agreement to provide the services as described in Section 1 of this Agreement, EFB agrees to compensate CVG as follows:

a)

MonthlyAdvisory Fee -EFB will pay CVG a non-refundable fee of $25,000 (the "Monthly Advisory Fee") upon EFB signing of this Agreement which shall secure two months of services by CVG in relation to this Agreement. At the end of the second month, the Board of Directors of EFB shall review the performance of CVG and progress made in relation to this engagement. EFB, in its sole discretion, shall at this time decide to either (1) terminate this Agreement with no further payments due to CVG or (2) continue the engagement of CVG under the terms of this Agreement. If EFB decides to continue the engagement of CVG at the end of the second month of this engagement, EFB shall pay CVG $25,000 for the second month of service provided under this Agreement plus commence payment of a Monthly Advisory Fee beginning on the first day of the third month of service and pay CVG a Monthly Advisory Fee of $25,000 upon each of the following monthly anniversaries thereof unless this agreement is otherwise terminated in accordance with the terms of this agreement. Monthly Advisory Fees received by CVG shall be credited against the Success Fees payable by EFB to CVG as outlined in 2(b) of this agreement.

b)

Success Fee - In the event, as a direct and proximate result of the services provided by CVG, East Fork Biodiesel is able to successfully close a financial transaction with a party (or parties) arranged by CVG for the specific purpose of enabling resumption of manufacturing operations from the current "idled production" condition of EFB; , or a sale of the Company or assets is made by EFB to a third party brought forward by CVG under this Agreement, which results in a distribution to unit holders as a result of the sale, within 1 year of the termination date of this agreement, , East Fork Biodiesel agrees to pay CVG a Success Fee ("Success Fee") as follows:

I.	CVG shall be awarded new equity with a value equal to 5% of the equity value retained by the existing EFB unit holders excluding any new investment by these unit holders.
II.	Raise additional equity capital from either existing EFB members and/or 3rd party investors;
i.	3.0% of new funds received from existing EFB members as reflected in executed investment agreements;
ii.	5.0% of new funds received from 3rd party/ "new" equity investors as reflected in executed investment agreements;
III.	Secure additional/ new debt financing from existing or new lenders;
i.	1.5% of funds received under new secured notes and bank debt as reflected in executed loan agreements;
ii.	3% of the fair market value of new unsecured and subordinated debt raised as reflected in executed loan agreements based upon when the funds are actually received;

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IV.	Facilitate a merger/acquisition or sale of East Fork Biodiesel assets; EFB will pay a fee upon consummation of the transaction according to the following structure;
i.	For Transaction value up to $25 million - 2.0% of transaction value, plus
ii.	For Transaction value from $25 million to $35 million - 3.0% of such incremental value, plus
iii.	For Transaction value from and in excess of $35 million - 4% of such incremental value
iv.	Transaction Value shall be equal to the sum of the total proceeds and other consideration received by East Fork Biodiesel and the funded debt assumed by the purchaser.

V.	Negotiate with existing lenders to restructure existing EFB debt that in combination with other services provided in this agreement enable EFB to resume normal operations;
i.	1% of the principal obligation of the restructured debt.

VI.

Non Duplication. For the sake of clarity, any funding be it debt, equity, or other, shall not be subject to multiple success fees for the same funds. For example, renegotiated debt under the existing loan subject to success fees under (V) above shall not be subject to success fees defined in (III) above. For further clarity, a solution under this Agreement consisting of both equity and new debt provision would be subject to fees under (II) and (III) above consistent with the specific type of funding secured and the corresponding success fee established for such funding type. For example, a solution in which $10 million of new investor equity funds and $15 million of new secured debt funds are provided would be subject to fee as calculated: Equity Success: $10 million equity X 5% = $500,000 plus Debt Success: $15 million X 1.5% = $225,000 for a total success fee of $725,000.

VII.	In the event of a bankruptcy filing by EFB, the parties agree to renegotiate in good faith the one year time period in Section 2(b) of this Agreement.
3.	Term

The initial term of this Agreement ("Initial Term") shall be for a period of two (2) months from the date of this Agreement. After the expiration of the Initial Term, the term of this agreement shall automatically renew on a month to month basis thereafter unless notice is given by one of the parties prior to commencement of the renewal month. Upon Termination of this Agreement, CVG will be entitled to prompt payment of all fees accrued and not paid prior to such termination date. All fees will be paid up to the termination date. Notwithstanding any termination or expiration of this Agreement, Sections 2, 4, and 5 shall survive any termination or expiration of this Agreement along with any such provision which expressly or by implication survive the termination or expiration (collectively the "Surviving Provisions").

4.	Indemnification

CVG and EFB shall have the following indemnification/hold harmless rights and obligations hereunder:

Except as to matters for which CVG is required to defend, indemnify and hold harmless EFB as defined below, and provided that CVG and each of its officers, directors, employees, shareholders, members, agents, independent contractors, affiliates and controlling persons of any of the foregoing, have

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otherwise satisfied and performed their duties and obligations in accordance with this Agreement, EFB shall defend, indemnify and hold CVG, and each of its officers, directors, employees, shareholders, members, agents, independent contractors, affiliates and controlling persons of any of the foregoing, harmless from and against any and all claims, suits, losses, liabilities, costs, damages and expenses, including reasonable attorneys' fees and court costs, suffered or incurred by any such party in defending any legal action or claim arising out of this Agreement, or CVG's actions or inactions taken hereunder.

CVG shall defend, indemnify and hold EFB, and officers, directors, employees, shareholders, members, agents, independent contractors, affiliates, and controlling persons of any of the foregoing, harmless from and against any and all claims, suits, losses, liabilities, costs, damages and expenses, including reasonable attorneys' fees and court costs, suffered or incurred by any such party arising from or as a result of: (i) breach by CVG or any representative, agent, officer or employee of CVG, of any representation, term, covenant or condition of this Agreement; or (ii) gross negligence, fraud or willful misconduct by CVG or any representative, agent, officer or employee of CVG.

Where personal injury, death or loss of or damage to property is the result of the joint negligence or misconduct of the Parties hereto, the Parties expressly agree to indemnify each other in proportion to their respective share of such joint negligence or misconduct as determined by the opinion of a court of competent jurisdiction.

5.	General Terms
a)

Representations and Warranties. Each party to this agreement represents and warrants to the other parties that this Agreement has been duly authorized, executed and delivered by it; and assuming due execution by the other parties, that this Agreement constitutes a legal, valid and binding agreement of it, enforceable against it (as the case may be) in accordance with its terms.

b)

Press Announcements. CVG agrees that it shall not have any direct interaction with the press and will not make any public comments about East Fork Biodiesel without prior board approval. It is expected that should there be any press inquiries that CVG will advise them to talk directly to East Fork Biodiesel.

c)

Fiduciary Obligations. East Fork Biodiesel is a sophisticated business with competent internal advisors and outside legal counsel, and East Fork Biodiesel has retained CVG for the limited purposes set forth in this Agreement. The parties acknowledge and agree (i) that CVG has been retained solely as an advisor to East Fork Biodiesel and (ii) that East Fork Biodiesel's engagement of CVG is as an independent contractor and that their respective rights and obligations as set forth herein are contractual in nature.

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d)

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which shall together constitute one instrument. This Agreement may also be executed by signatures on facsimiles or emailed PDFs hereof.

e)

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

f)

Jurisdiction and Venue/Choice Of Law. CVG agrees and acknowledges that it is transacting business with EFB in the state of Iowa and that this Agreement shall be governed by, subject to, and construed according to the internal laws, and not the laws relating to conflicts of law, of the state of Iowa. Jurisdiction and venue of any disputes between the parties shall be in the state or federal courts situated in the state of Iowa.

g)

Complete Agreement; Amendment and Waiver. This Agreement constitutes the entire agreement and understanding between CVG and East Fork Biodiesel regarding the subject matter hereof and supersedes any and all prior, contrary agreements and understandings, whether oral or written, relating to the subject matter hereof. This Agreement cannot be modified or changed nor can any of its provisions be waived, except by a writing signed by all parties.

h)

Accuracy and Availability of Information. In conjunction with the engagement outlined herein, the Company agrees to provide the necessary assistance and information required at all steps and to have management reasonably available as may be required by CVG. In connection with CVG's services, East Fork Biodiesel will furnish to CVG such information and data relating to East Fork Biodiesel as CVG may reasonably request. East Fork Biodiesel recognizes and confirms that CVG, in the performance of its services hereunder: (i) may rely upon such information received from East Fork Biodiesel, its advisors, Interested Parties or Stakeholders, without independent verification by CVG; and (ii) does not assume responsibility for the accuracy or completeness of such information received from East Fork Biodiesel, its advisors, Interested Parties or Stakeholders whether or not CVG makes an independent verification thereof.

i)	3rd Party Consultants. CVG is not authorized to engage 3rd parties for the benefit of East Fork Biodiesel without having prior written approval from East Fork Biodiesel Board.

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If this Agreement conforms to your understanding of the terms of our engagement, please sign and return to us the enclosed duplicate hereof.

Very truly yours,

Corval Group, Inc.

Joseph Anderson

Vice President, Capital

AGREED AND ACCEPTED:

East Fork Biodiesel

an Iowa limited liability company

Chris Daniel

CEO

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